EXHIBIT 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Michael Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mbocciog@sloanepr.com

TIVO APPOINTS DAVID B. YOFFIE TO ITS BOARD OF DIRECTORS
ALVISO, CA - September 9, 2011 - TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in advanced television services including digital video recorders (DVRs) for consumers, content distributors and consumer electronics manufacturers, today announced the appointment of Professor David B. Yoffie to the TiVo Board of Directors. Professor Yoffie's selection to TiVo's Board increases the membership to seven, including six independent, outside directors. His appointment was effective September 7, 2011.
“David's focus on competitive strategy, technology, and international competition at the Harvard Business School and through consulting for various technologies companies worldwide will be an asset to TiVo's Board,” said Tom Rogers, CEO of TiVo. "Further, David's experience with technology industry heavyweights such as Intel and HTC as well as his service as a member of the U.S. Department of Justice's commission on international anti-trust make David a very welcome addition.”
Professor Yoffie said, “I have followed TiVo for some time and have been impressed with TiVo's ability to reposition itself as the leading worldwide advanced television solutions provider. I believe the Company has tremendous potential to be on more television screens than ever before and look forward to helping TiVo achieve profitable and sustained growth across a global footprint.”
Professor Yoffie is currently a professor at the Max and Doris Starr Professor of International Business Administration and Senior Associate Dean, Chair, Executive Education at Harvard Business School. A member of the Harvard Business School faculty since 1981, Professor Yoffie received his Bachelor's degree from Brandeis University and his Master's and Ph.D. degrees from Stanford. Professor Yoffie also served as chairman of the Harvard Business School Strategy department from 1997-2002, chairman of the Advanced Management Program from 1999-2002, and now chairs Harvard's Young Presidents' Organization program.
Additionally, Professor Yoffie's research and consulting have focused on competitive strategy, technology, and international competition. He has lectured and consulted in more than 30 countries around the world. Currently, Professor Yoffie is on the Board of Directors of Intel Corporation, HTC Corporation, Financial Engines Inc., MindTree Ltd, and the National Bureau of Economic Research, and in the past he served as a member of the U.S. Department of Justice's commission on international anti-trust. Finally, Professor Yoffie's writings on business strategy and technology have been widely published, and he is the author or editor of eight books, including Judo Strategy (Harvard Business School Press, 2001), co-authored with Mary Kwak.

##
About TiVo Inc.
Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry www.tivo.com

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.